FOR IMMEDIATE RELEASE

THE SHAREHOLDERS HAVE SPOKEN
Icahn Announces Victory in Obtaining Shareholder Mandate
And Extends Tender Offer for CVR Energy

Contact: Susan Gordon, (212) 702-4309

New York, New York, April 3, 2012 – Carl C. Icahn today announced that approximately 55% of the outstanding shares of CVR Energy’s common stock had been tendered pursuant to the offer by his affiliates to acquire the company. This amount, when added to the shares already held by the Icahn group, constitutes over 69% of the outstanding shares. The tender offer has been extended and will now expire at 5:00 p.m., New York City time, on April 30, 2012. Mr. Icahn issued the following statement:

I am gratified that shareholders have endorsed our offer in such a decisive manner. Well over a majority of the shares owned by shareholders unaffiliated with me were tendered into our offer. This extraordinarily high level of support is clear evidence to me that shareholders are overwhelmingly in favor of selling their stock to me for $30 per share, plus the contingent value right. To any members of the Board who were previously unconvinced that shareholders desired to accept my offer (or who believed that attention to shareholder opinion was not a priority), I say this: now that there is a clear mandate in favor of my offer, it is your duty to carry out the wishes of shareholders as quickly as possible.

The Board previously stated to shareholders: “We will continue to work hard for you to take advantage of CVR Energy’s many opportunities to deliver superior stockholder value.” Given the overwhelming support for our tender offer, in my opinion the best way to “deliver superior stockholder value” is to move to install our nominees as board members on an expedited basis so that they may remove the poison pill and allow shareholders to receive their offer consideration as quickly as possible. To that end, the Board should schedule the 2012 annual meeting for the end of April. If the Board insists on frustrating the will of a supermajority of its shareholders, we will move to the next phase of our campaign – the proxy fight. Once we win the proxy fight, we will replace the current CVR board with my slate, which intends to remove the poison pill immediately.1

The Board has repeatedly maligned my record by telling shareholders that the conditions in our offer made it illusory and created doubt that it would be consummated. I say to the Board: I stand ready, willing and able to pay $2.26 billion to purchase all CVR shares that I don’t currently own as soon as the Board permits me to do so. In light of the clear message that shareholders have now sent to the Board, it would be a shame if the Board took any action to thwart or delay our offer. The directors should be advised that if they do so we will seek to hold them accountable to the maximum extent permitted by law.

We thank all CVR shareholders for their continued support and we look forward to victory at the annual meeting!

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NOTICE TO INVESTORS

THE COLBENT CORPORATION, THE DEPOSITARY FOR THE TENDER OFFER, HAS INDICATED THAT, AS OF 5:00 P.M., NEW YORK CITY TIME, ON APRIL 2, 2012, APPROXIMATELY 47,509,359 SHARES OF CVR ENERGY, INC.’S COMMON STOCK HAD BEEN VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE TENDER OFFER.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012 AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.

1 If elected, our nominees will be subject to fiduciary duties as directors of CVR and will comply with those duties in determining whether to remove the poison pill.